Exhibit 10.35



February 13, 1998

Mr. Jim McGonigle
Longport Inc.
791 South Chester Road
Swarthmore, PA 19081

Dear Jim,

     As agreed, I have drafted the below Letter of Understanding for your review.

                            LETTER OF UNDERSTANDING
                                    BETWEEN
                     GWR MEDICAL, L.L.P. AND LONGPORT INC.

     On February 6, 1998 Paul A. Geary, Jr., Joseph Westwood and Pat McHugh, representing GWR Medical, L.L.P. (GWR) and Jim McGonigle representing Longport Inc. (LPI), with Patricia L. McGonigle present, hold discussions as follows. Whereas, LPI has an unique, high frequency ultrasound scanner (HFUS) which they want help to market the Medical Marketplace and, whereas GWR Is currently manufacturing and marketing THBO Products Into the Wound Care Medical Marketplace and has a strong national distribution organization capable of marketing the LPI high frequency ultrasound scanners; the parties concluded that is in their mutual Interest to form an Alliance subject to the below terms and conditions:

1. TERM. Ninety (90) days, beginning February 1, 1998. Both parties agree to work together, In good faith, to advance the business Interests of the Alliance. It is expected that the 90 day period is a minimum and that the parties will continue to work together, provided it is In their mutual beat interests.

2. GWR will have the exclusive rights to market LPI's high frequency ultrasound scanner into the THBO marketplace.

3. In consideration of above, LPI will be paid $2,000 per month not for the month of February, 1998 due by February 28, 1998; $3,000 for the month of March, 1998 due March 15, 1998; and $4,000 for the month of April, 1998 due April 15, 1998.

4. LPI agrees to make available to GWR on an "As Needed" basis, subject to coordination by both entities, a high frequency ultrasound scanner during the month of February at no additional cost Beginning March 1, 1998 LPI agrees to make available to GWR for their use in training and marketing the device, a high frequency ultrasound scanner at no cost.

5. You advised that LPI is developing a five (6) minute Medical Documentary an the HFUS to be aired on PBS television as a videotape production. You offered to provide GWR an opportunity to customize this videotape for GWR's use. GWR will develop an "Introduction" and a "Closing" message, which are subject to LPI's approval, which will not be unreasonably withhold. LPI will furnish GWR with, a) a copy of the 5 minute Medical Documentary of the HFUS (minus an Introduction or a Closing), and b) the right to add their Approved "Introduction and "Closing" messages to their customized tape. GWR will only be entitled to exercise this right if both parties agree to continue the term of this Alliance Agreement beyond April 30, 1998.

6. If you agree with this letter of Understanding Agreement please sign in the proper signature block below the two (2) originals, and return both to me. After receipt, I will sign and return one original to you.


----------------------------------              --------------------------------
Paul A. Geary, Jr.                              Jim McGonigle
Managing Partner                                President

GWR Medical, L.L.P.                             Longport Inc.